Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-219127 on Form N-2 of our report dated November 22, 2019, relating to the financial statements and financial highlights of Blackstone / GSO Floating Rate Enhanced Income Fund (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended September 30, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

January 27, 2020